EXHIBIT 10.05

        P.O. Box 7850
        Mountain View, CA 94039-7850
             www.intuit.com

Long-Term Compensation Program
Lorrie Norrington,
Executive Vice President, Office of the CEO

On December 18, 2003, the Compensation and Organizational Development Committee (the “Committee”) approved a new long-term compensation program for you (your “LTIP”). Your LTIP is comprised of a stock option grant and Intuit’s commitment to make annual contributions on your behalf to the Intuit Inc. Executive Deferred Compensation Plan in 2004 through 2007. The terms and conditions of your LTTP are set forth below.

Stock Option

The Committee granted you a stock option for 150,000 shares of Intuit Common Stock on December 18, 2003. The exercise price per share of this option is $51.89, the December 18, 2003 closing price of Intuit common stock on the Nasdaq National Market. So long as you continue providing services to Intuit, the option will vest as to 50% of the shares on the fourth anniversary of the grant date, and the remaining 50% will vest on the fifth anniversary of the grant date. This option was granted to you under the Intuit Inc. 2002 Equity Incentive Plan. Intuit’s Stock Option Administration Department will send you the Option Grant Agreement, the agreement that governs the terms and conditions of your December 18, 2003 stock option grant.

Intuit Annual Executive Deferred Compensation Plan Contribution

So long as you are providing services to Intuit, Intuit will make an annual contribution on your behalf to the Intuit Inc. Executive Deferred Compensation Plan for each 2004, 2005, 2006 and 2007. Intuit will make these contributions in either July or August, as determined by Intuit. Each of these contributions will vest over four years as to 25% on the first, second, third and fourth anniversaries of the date Intuit makes the contribution. You will vest in these contributions only if you are providing services to Intuit on these anniversary dates.

The contributions will be in the following amounts:

•	$300,000 in 2004	•	$500,000 in 2006
•	$400,000 in 2005	•	$600,000 in 2007

Intuit will make the contributions in accordance with law and the Deferred Compensation Plan document. Before the contribution is made applicable employment payroll taxes will be withheld. State and federal income taxes will not be withheld at the time of contribution, rather they will be payable at the time of distribution, or otherwise, as required by then applicable law.

These contributions and their distribution will be made, and your participation in the Deferred Compensation Plan will be, in accordance with the terms and conditions of the Intuit Inc. Executive Deferred Compensation Plan document, a current copy of which will be provided to you at the time each contribution is made.

Signed:	/s/ James Grenier

James Grenier
Total Rewards and HR Service Solutions